Exhibit 9

SECURITIES AND EXCHANGE COMMISSION

100 F STREET NE

WASHINGTON, DC 20549

September 30, 2019

Ladies and Gentlemen:

We have read Item 4(a) of the Form 1-U dated September 30, 2019 of REITless Impact Income Strategies LLC and we agree with the statements made therein. We have no basis to agree or disagree with the statements made in Item 4(b).

Should you have any questions or concerns, you may contact Jason M. Tyra, CPA, Firm Principal, at 972-201-9008 x101 or by e-mail at jason@tyracpa.com.

Kind Regards,

Jason M. Tyra, CPA, PLLC

Dallas, TX

September 30, 2019

1700 Pacific Avenue, Suite 4710

Dallas, TX 75201

(P) 972-201-9008

(F) 972-201-9008

info@tyracpa.com

www.tyracpa.com